Exhibit 99.1

Ares Management Corporation Appoints Ashish Bhutani to Its Board of Directors

NEW YORK—January 5, 2023—Ares Management Corporation (NYSE: ARES) (“Ares”) announced today that Ashish Bhutani has joined its Board of Directors (the “Board”) as an independent director. With Mr. Bhutani’s appointment, the Board now comprises 11 members, including six independent directors.

Mr. Bhutani is a longstanding executive in the global asset management industry with over 25 years of experience. Most recently, Mr. Bhutani served as Chairman and Chief Executive Officer of Lazard Asset Management (“LAM”), Vice Chairman of Lazard Ltd (“Lazard”), LAM’s parent company, and was a member of the Board of Directors of Lazard from 2010 through June 1, 2022. As of November 30, 2022, Lazard managed approximately $221.0 billion of assets across a wide range of global, regional and country-specific strategies – both traditional and alternative – in listed equity and fixed income. Prior to joining Lazard in 2003, Mr. Bhutani worked at Wasserstein Perella Group and its successor company, Dresdner Kleinwort Wasserstein, where he was Co-Chief Executive Officer, North America, and a member of the Global Executive Committee from 2001 through 2002. Mr. Bhutani served as Deputy Chairman of Wasserstein Perella Group and Chief Executive Officer of Wasserstein Perella Securities from 1994 to 2001. Mr. Bhutani joined Wasserstein Perella in 1989, after starting his career at Salomon Brothers in 1985.

“Throughout his career, Ashish has been a transformative leader in building and managing global asset management businesses,” said Tony Ressler, Executive Chairman and Co-Founder of Ares. “With his demonstrated leadership in driving innovative and entrepreneurial cultures, we are confident that Ashish will bring invaluable experience, strategic vision and diverse insights to support Ares in its continued growth.”

“Ashish brings deep industry knowledge, capital markets expertise and senior management experience to our Board,” said Michael Arougheti, Chief Executive Officer and President of Ares. “We are pleased to continue to enhance the diverse representation on our Board, and we look forward to leveraging Ashish’s perspective and unique skillset as we seek to advance our differentiated position within the alternative investment landscape, while continuing to deliver significant shareholder value.”

“I am excited to join the Ares Board of Directors at such a significant inflection point for the business,” said Mr. Bhutani. “Ares has established a very strong reputation in the global market today and I look forward to collaborating with my colleagues to support the Firm’s strategic plans for continued expansion and product development.”

Mr. Bhutani is active in a number of philanthropic organizations, primarily focused on hunger relief and education. He is a Board member of City Harvest and a Board member for Children’s Aid. Mr. Bhutani is also a member of the Council on Foreign Relations. He holds a Bachelor of Science from Concordia College and a Master of Business Administration from Pace University.

About Ares Management Corporation
Ares Management Corporation (NYSE: ARES) is a leading global alternative investment manager offering clients complementary primary and secondary investment solutions across the credit, private equity, real estate and infrastructure asset classes. We seek to provide flexible capital to support businesses and create value for our stakeholders and within our communities. By collaborating across our investment groups, we aim to generate consistent and attractive investment returns throughout market cycles. As of September 30, 2022, Ares Management Corporation's global platform had approximately $341 billion of assets under management, with over 2,450 employees operating across North America, Europe, Asia Pacific and the Middle East. For more information, please visit www.aresmgmt.com.

Forward-Looking Statements
Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Ares Management Corporation undertakes no duty to update any forward-looking statements.

Contacts
Media:
Brittany Cash, +1 212-301-0347
media@aresmgmt.com

Investors:
Carl Drake, +1 888-818-5298
cdrake@aresmgmt.com